Exhibit 5(b)

DEWEY BALLANTINE LLP

1301 Avenue of the Americas

New York, New York 10019-6092

TEL    212 259-8000    FAX    212 259-6333

June 25, 2003

Avista Corporation

1411 East Mission Avenue

Spokane, WA 99202

Ladies and Gentlemen:

We are acting as counsel to Avista Corporation (the “Company”) in connection with the proposed offering by the Company of secured debt securities (the “Secured Debt Securities”) under the Mortgage and Deed of Trust, dated as of June 1, 1939, as amended and supplemented (the “Mortgage”), from the Company to Citibank, N.A., as trustee, and unsecured debt securities (the “Unsecured Debt Securities”, and, together with the Secured Debt Securities, the “Debt Securities”) under the Indenture, dated as of April 1, 1998 (the “Indenture”), from the Company to JPMorgan Chase Bank, as trustee, to be issued and sold from time to time by the Company in one or more public offerings. The Debt Securities are to be issued in an aggregate principal amount of up to $150,000,000, as contemplated by the registration statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Debt Securities under the Securities Act of 1933, as amended (the “Act”), said registration statement, as it may be amended, and including the exhibits thereto, being hereinafter called the “Registration Statement.”

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Mortgage and (iii) the Indenture. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that when:

NEW YORK WASHINGTON, D.C. LOS ANGELES PALO ALTO HOUSTON AUSTIN

LONDON WARSAW BUDAPEST PRAGUE FRANKFURT

Avista Corporation

June 25, 2003

(a) the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon shall have issued, pursuant to applications filed by the Company with said regulatory authorities, appropriate orders authorizing the issuance and sale by the Company of the Debt Securities (such matters having been addressed in the opinion of Heller Ehrman White & McAuliffe LLP, which is being filed as Exhibit 5(a) to the Registration Statement); and

(b) the Debt Securities have been issued, sold and paid for as contemplated in the aforesaid orders, in the authorizing resolutions of the Company’s Board of Directors and in the Registration Statement,

then the Debt Securities will be legally issued and will be binding obligations of the Company.

The opinions expressed herein are limited to the laws of the State of New York and the federal law of the United States (excluding therefrom principles of conflicts of laws, state securities or blue sky laws). To the extent that such opinions relate to or are dependent upon matters governed by the laws of other States, we have assumed the legal conclusions set forth in the opinion of Heller Ehrman White & McAuliffe LLP, which is being filed as Exhibit 5(a) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/    DEWEY BALLANTINE LLP

DEWEY BALLANTINE LLP